Exhibit 10.2

Undertaking to Stabilize Share Price for Three Years after Initial Public Offering and Listing on STAR Market

Jinko Solar Co., Ltd. (hereinafter referred to as “Company”) intends to apply for an initial public offering of its shares and listing on the STAR Market. In order to protect the rights and interests of minority stockholders, JinkoSolar Investment Limited, as the Controlling Shareholder, hereby makes the following undertakings:

I. Conditions for Initiating the Measures to Stabilize the Share Price

If the closing price of the Company’s shares for 20 consecutive trading days is lower than the price of the audited net asset per share of the Company in the previous fiscal year (net asset per share = total equity attributable to the common shareholders of the parent company in the consolidated financial statements / total number of shares of the Company at the end of the year; if the Company’s shares are subject to ex-right or ex-dividend events such as dividend payout, share bonus, capitalization of capital reserve, issuance of new shares, or if the net asset or total number of shares of the Company change for other reasons, the relevant calculation and comparison methods shall be adjusted in accordance with the relevant regulations of the stock exchange or other applicable regulations; similarly hereinafter) within three years after the initial public offering of the Company’s shares and listing on the STAR Market, while the provisions of the applicable laws, administrative regulations and normative documents on the repurchase and increase of the Company’s shares are also met, the Company will take one or more of the following measures to stabilize the Company’s share price:

1. The Company repurchases the shares;

2. The Controlling Shareholder increases its shareholding;

3. The Company’s directors (other than independent directors) and senior management increase their shareholding.

II. Restraints for Failure of Controlling Shareholder to Fulfill the Share Price Stabilization Program

Undertaking to Stabilize Share Price for Three Years after Initial Public Offering and Listing on STAR Market

If the Controlling Shareholder fails to fulfill its undertakings, is indeed unable to fulfill them or is unable to fulfill them as scheduled (other than those caused by the changes in applicable laws, regulations & policies, natural disasters, other force majeure events and other reasons beyond the Company’s control), the Controlling Shareholder will take the following measures:

1. The Controlling Shareholder will publicly explain the specific reasons for non-fulfillment and apologize to the shareholders and public investors at the general meeting of shareholders and on the disclosure media designated by the China Securities Regulatory Commission;

2. The Controlling Shareholder will voluntarily accept the supervision of the society and regulatory authorities, correct and continue to fulfill the relevant public undertakings in a timely manner, and assume the corresponding responsibilities in accordance with the provisions of applicable laws and regulations as well as the requirements of regulatory authorities;

3. If the investors suffer losses in securities trading as a result of the Controlling Shareholder failure to fulfill the relevant undertakings, the Controlling Shareholder will compensate the investors for such losses by law.

Undertaking to Stabilize Share Price for Three Years after Initial Public Offering and Listing on STAR Market

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To be signed by the Controlling Shareholder:

For and on behalf of

JinkoSolar Investment Limited (Seal)

By: /s/ Li Xiande

Date: June 21, 2021

Signature Page of Undertaking to Stabilize Share Price for Three Years after Initial Public Offering and Listing on STAR Market